Variable Indexed Option Rider	In this rider “we,” “our” and “us” mean AXA Equitable Life Insurance Company. “You” and “your” mean the owner of the policy.

Effective Date of this Rider. This rider is effective on the Register Date of the policy. If this rider is added after issue of the policy, the effective date of this rider is shown on the Additional Benefits Rider to which it is attached. The provisions of this rider will apply in lieu of any policy provisions to the contrary.

This Rider’s Benefit. This rider allows you to allocate your net premiums or transfer amounts of the policy to our Variable Indexed Option (VIO), which is an investment option that provides a rate of return that is tied to the performance of the S&P 500 Price Return index (the “Index”) subject to the conditions and limitations described in this rider. Additionally, this rider provides a specified level of protection against declines in the Index. When this rider is in effect, the amount in your Policy Account at any time is equal to the sum of the amounts you then have in our Guaranteed Interest Account (GIA), the investment funds of our Separate Account (SA) under the base policy including the VIO Holding Account, and Segment Accounts.

Rider Definitions

In this section, we define certain terms that are used throughout this rider. Additional terms are defined in other provisions of this rider.

Initial Segment Account. This is the initial amount of the Segment Account for a new Segment on the Segment Start Date. It will be determined based on the amount in your VIO Holding Account on that date, as follows: (1) We will first make any transfer from your value in the VIO Holding Account to the unloaned portion of our GIA, as described in the “Charge Reserve Amount” provision of this rider. (2) Your remaining value in the VIO Holding Account will then be transferred into the new Segment, subject to any limit we have established on the total amount you can allocate to your Segments under this policy. The excess, if any, will not be transferred into the new Segment. We reserve the right to establish or change such a limit at any time. However, we will send you advance written notice if we do this. (3) We will deduct a Variable Index Benefit Charge from the amount to be transferred from the VIO Holding Account into a new Segment on the Segment Start Date, as described in the “Cost of this Rider” provision below. Your Initial Segment Account on the Segment Start Date will then be equal to the balance of this amount after deduction of such charge.

Segment. A new Segment is established when an amount is transferred from the VIO Holding Account into a new Segment Account within your policy. In order for any amount to be transferred from the VIO Holding Account into a new Segment Account on a Segment Start Date, all of the following conditions must be met on such date:

(1)	the Growth Cap Rate set by us for that Segment must be equal to or greater than the minimum Growth Cap Rate, if any, last specified by you;

(2)	there must be sufficient funds available within the unloaned portion of our GIA and the investment funds of our SA under the base policy including the VIO Holding Account to cover the Charge Reserve Amount as determined by us on such date;

(3)	the annual interest rate currently being credited on the unloaned portion of our GIA on such date must be less than the Growth Cap Rate we have set for the Segment, reduced by the sum on such date of the Variable Index Benefit Charge rate, the current annualized monthly Variable Index Segment Account Charge rate, and the current annualized monthly mortality and expense risk charge rate;

(4)	it must not be necessary, as determined by us on such date, for us to make a distribution from the policy during the Segment Term in order for the policy to continue to qualify as life insurance under applicable tax law. For more information, see the “Policy Distributions - Applicable Tax Law” provision of this rider; and

(5)	the total amount allocated to your Segments under your policy on such date must be less than any limit we may have established.

If any of the above conditions are not met, no transfer will occur.

ICC15-R15-200	PAGE 1

Segment Account. The amount of an Initial Segment Account reduced by any subsequent monthly deductions, policy loans, or policy distributions we deem necessary that are allocated to the Segment. Any such reduction in a Segment Account prior to its Segment Maturity Date will result in a corresponding Segment Market Value Adjustment. Generally, this Segment Market Value Adjustment will further reduce the Segment Account. Segment Accounts are used in calculating policy account values in the determination of death benefits and the net amount at risk for monthly cost of insurance calculations of the policy, and the new base policy face amount associated with a requested change in death benefit option.

Segment Index-Linked Return. An amount that is added to or subtracted from the Segment Account on the Segment Maturity Date; this amount is equal to the Segment Index Linked Rate of Return, as described in this rider, multiplied by the Segment Account on the Segment Maturity Date. The Segment Index-Linked Return may be positive, negative, or zero, resulting in an increase, decrease, or no change to your Policy Account.

Segment Start Date. The date on which a Segment is established. The Segment Start Date is shown in the “Policy Information” section of the policy. We reserve the right to change the frequency with which we offer new Segments, to stop offering them, or temporarily to suspend offering them.

Segment Term. The term for each Segment begins on its Segment Start Date and ends on its Segment Maturity Date.

Segment Market Value Adjustment. For purposes of determining the Segment Value at any time before the Segment Maturity Date, the Segment Market Value Adjustment is equal to (1) the Put Option Factor multiplied by the current Segment Account, minus (2) a pro-rata portion for the remainder of the Segment Term of the Variable Index Benefit Charge rate multiplied by the current Segment Account, divided by one minus the Variable Index Benefit Charge rate.

The Put Option Factor on any date represents the value per $1 of the Segment Account on that date of a put option on the S&P 500 Price Return index having a strike price at Segment Maturity equal to the Segment Account multiplied by the sum of 100% and the Segment Loss Absorption Threshold Rate shown in the “Policy Information” section of the policy. We will utilize a fair market value methodology to determine the Put Option Factor. We determine Put Option Factors at the end of each business day. Generally, a business day is any day the New York Stock Exchange is open for trading. The Put Option Factor that applies to a transaction or determination of Segment Value made on a business day will be the Factor for that day. The Put Option Factor that applies to a transaction or determination of Segment Value on a non-business day will be the Factor for the next business day.

For purposes of determining the Segment Market Value Adjustment to the Segment Account when any portion of a policy loan, policy distribution, or monthly deduction is allocated to a Segment, the Segment Market Value Adjustment will be determined as specified below.

(1)	The Segment Value will be reduced by the allocated portion of the policy loan, policy distribution, or monthly deduction.

(2)	Then, the Segment Market Value Adjustment will be equal to the difference between the corresponding reduction in the Segment Account and the allocated portion of the policy loan, policy distribution, or monthly deduction.

If the insured person dies during a Segment Term, no negative Segment Market Value Adjustment will apply as a result of such death. Any positive Segment Market Value Adjustment that would be applicable upon a complete surrender of the policy will be included with the amount in your Segment Account to determine the death benefit, if it becomes payable during such time under death benefit Option B or the death benefit is calculated as a percentage of the amount in your Policy Account.

ICC15-R15-200	PAGE 2

Segment Maturity Date. The date on which a Segment Term is completed and the Segment Index-Linked Return is added to or subtracted from a Segment Account. The Segment Maturity Date is shown in the “Policy Information” section of the policy. The Segment Index-Linked Return may be positive, negative, or zero, resulting in an increase, decrease, or no change to your Policy Account.

Segment Maturity Value. This is the Segment Account plus or minus the Segment Index-Linked Return for that Segment.

Segment Value. At any time prior to the Segment Maturity Date, this is the Segment Account minus the Segment Market Value Adjustment.

While Segments are in effect, the Segment Values will be used in place of the Segment Accounts in calculating the amount of the Policy Account value and Net Policy Account Value available for monthly deductions, proportionate surrender charges associated with requested face amount reductions, and other distributions; Cash Surrender Value, subject to any applicable base policy surrender charge; Net Cash Surrender Value; maximum loan value, as referred to in the base policy; and in determining whether any outstanding policy loan and accrued loan interest exceeds the Policy Account value.

VIO Holding Account. This is a portion of your Policy Account that holds units of the investment fund of our SA under the base policy that is specified in the “Policy Information” section of the policy. Net premiums and other amounts allocated or transferred to the VIO will be used to purchase units of this fund, prior to any transfer into a new Segment. Such units within the VIO Holding Account will be accounted for separately from any other units of this fund you may have purchased. Such units of this fund will be redeemed when any amounts are deducted, loaned, transferred, or withdrawn from the VIO Holding Account. The amount of your Policy Account in the VIO Holding Account at any time will be equal to the number of units this policy then has in that account multiplied by this fund’s unit value at that time.

Rider Cost

Cost of this Rider. There is a Variable Index Benefit Charge that is deducted from the amount being transferred from the VIO Holding Account into a new Segment on a Segment Start Date; such charge is shown in the “Policy Information” section of the policy.

Additionally, there is a monthly Variable Index Segment Account Charge that is part of the monthly deductions from your Policy Account (see the “Monthly Deductions” provision of the policy). This charge will apply to each Segment Account while any Segment is in effect. We may change the Variable Index Segment Account Charge from time to time. Any change in such charge will be in accordance with the “Changes in Policy Cost Factors” provision of the policy. The maximum monthly Variable Index Segment Account Charge is shown in the “Table of Maximum Monthly Deductions from Your Policy Account” in the policy.

The cost of this rider will apply in any policy year during which a Segment is in effect.

The policy’s monthly mortality and expense risk charge will also be applicable to the amount of your Policy Account in the VIO Holding Account and in any Segment Accounts.

ICC15-R15-200	PAGE 3

Variable Indexed Option

Your Policy Account in Our VIO. Prior to a Segment Maturity Date, the Policy Account you have in our VIO at any time is equal to the sum of Segment Accounts and any amounts held in the VIO Holding Account. Amounts may be withdrawn from the VIO Holding Account, or may be transferred from the VIO Holding Account to one or more of the other investment funds of our SA under the base policy or to the unloaned portion of our GIA at any time prior to the next Segment Start Date, subject to our normal rules as stated in the provisions of the policy pertaining to these policy transactions. However, once we transfer an amount from the VIO Holding Account into a new Segment on a Segment Start Date, such amount will not be available for requested transfers or partial Net Cash Surrender Value withdrawals until the Segment Maturity Date; see the “Transfers” and “Partial Net Cash Surrender Value Withdrawal” provisions of this rider.

On a Segment Maturity Date, we will add or subtract a Segment Index-Linked Return to or from the Segment Account, which will result in the Segment Maturity Value. The Segment Index-Linked Return is equal to the Segment Index-Linked Rate of Return described in this rider, multiplied by the Segment Account on the Segment Maturity Date. The Segment Index-Linked Return may be positive, negative, or zero, resulting in an increase, decrease, or no change to your Policy Account.

Segment Index Performance Rate. The Segment Index Performance Rate measures the performance of the S&P 500 Price Return index (the “Index”) during each Segment Term.

•	The Segment Index Performance Rate is (b) divided by (a) minus one, where:

(a)	is the value of the Index at the close of business on the Segment Start Date, and

(b)	is the value of the Index at the close of business on the Segment Maturity Date.

We determine the value of the Index at the close of business, which is the end of a business day. Generally, a business day is any day the New York Stock Exchange is open for trading. If the New York Stock Exchange is not open for trading or if the Index Value is not published on the Segment Start Date or the Segment Maturity Date, the value of the Index will be determined as of the end of the most recent preceding business day for which the Index Value is published.

Discontinuation of or Substantial Change to the Index and Addition of Other Indexes. Subject to the approval of the insurance supervisory official of the jurisdiction in which this policy is delivered, we reserve the right to:

1.	substitute an alternative index if the publication of the Index is discontinued or at our sole discretion we determine that our use of the Index should be discontinued, or if the calculation of the Index is substantially changed; and

2.	add additional indexes under this rider at any time.

We will notify you or any assignee on our records of any such substitution or addition, prior to our use of any alternative or additional index.

Segment Index-Linked Rate of Return. The Segment Index-Linked Rate of Return is equal to the Segment Index Performance Rate multiplied by the Guaranteed Participation Rate, but not to exceed the Growth Cap Rate, as defined below. The Segment Index-Linked Rate of Return may be subject to the Segment Loss Absorption Threshold Rate, provided that certain conditions, as described below, are met.

•	The Guaranteed Participation Rate is the percentage of the Segment Index Performance Rate that we will use to determine the Segment Index-Linked Rate of Return. The Guaranteed Participation Rate is shown in the “Policy Information” section of the policy.

ICC15-R15-200	PAGE 4

•	The Growth Cap Rate is the maximum rate of return that a Segment Account can earn. We will set the Growth Cap Rate for each Segment on the Segment Start Date; such rate will not change during a Segment Term. The Growth Cap Rate may vary for each Segment; any change in such rate will be in accordance with the “Changes in Policy Cost Factors” provision of the policy. However, such rate will never be less than the Guaranteed Minimum Growth Cap Rate shown in the “Policy Information” section of the policy.

You can specify a minimum Growth Cap Rate below which you do not wish to participate in a Segment. In the event that a Growth Cap Rate is set for a new Segment and that rate is less than the rate you specified, if any, any amounts in the VIO Holding Account will not be transferred into that new Segment. If you do not specify a minimum Growth Cap Rate, any amount in the VIO Holding Account will be transferred into that new Segment, subject to the requirements, conditions, and limitations described in this rider.

In the event that a Growth Cap Rate is set for a new Segment and that rate, reduced by the sum of the Variable Index Benefit Charge rate, the current annualized monthly Variable Index Segment Account Charge rate, and the current annualized monthly mortality and expense risk charge rate, is less than or equal to the annual rate of interest currently being credited to the unloaned portion of our GIA on the Segment Start Date, any amount in the VIO Holding Account will not be transferred into that new Segment.

•	The Segment Loss Absorption Threshold Rate is the maximum percentage decline in the Index over the Segment Term that will be absorbed under this rider with no resulting reduction in your Policy Account at segment maturity due to such decline of the Index. Any percentage decline in the Index in excess of the Segment Loss Absorption Threshold Rate will result in a reduction in your Policy Account. Thus, if the Segment Index Performance Rate is between 0% and the Segment Loss Absorption Threshold Rate, the Segment Index-Linked Rate of Return will be 0% and the Segment Indexed-Linked Return will be zero, resulting in no corresponding reduction in your Policy Account. If the Segment Index Performance Rate is less than the Segment Loss Absorption Threshold Rate, the Segment Index-Linked Rate of Return will be equal to the Segment Index Performance Rate minus the Segment Loss Absorption Threshold Rate and the Segment Index-Linked Return will be negative, resulting in a corresponding reduction in your Policy Account.

The Segment Loss Absorption Threshold Rate is shown in the “Policy Information” section of the policy; this Segment Loss Absorption Threshold Rate for a Segment will not change during a Segment Term. We reserve the right to offer concurrent Segments with different Segment Loss Absorption Threshold Rates in the future; if this occurs, we will notify you or any assignee on our records. In this case, there will be distinct VIO Holding Accounts corresponding to each Segment Loss Absorption Threshold Rate being offered.

The Segment Index-Linked Rate of Return is applied only to amounts that remain in a Segment Account until the Segment Maturity Date.

Reallocation of the Segment Maturity Value. In accordance with your direction, we will transfer all or a portion of the Segment Maturity Value to the VIO Holding Account, any other investment funds of our SA under the base policy or the unloaned portion of our GIA. Any amount for which you do not provide direction will be transferred to the VIO Holding Account. Any amount in the VIO Holding Account, excluding (1) any amount transferred to the unloaned portion of our GIA in order to meet the Charge Reserve Amount requirement described in the “Monthly Deductions” provision of this rider and (2) the Variable Index Benefit Charge, will be transferred to a new Segment on the next available Segment Start Date, subject to other requirements, conditions, and limitations described in this rider.

ICC15-R15-200	PAGE 5

We have the right to restrict future allocations to the VIO. If this occurs, all outstanding Segments as of the effective date of the restriction will continue until their respective Segment Maturity Dates in accordance with the terms of this rider. As each Segment matures, the applicable Segment Maturity Value will be transferred to the unloaned portion of our GIA and/or to one or more investment funds in our SA under the base policy at your direction, or, if no directions are received, to the investment fund shown in the “Policy Information” section of the policy.

Effect of this Rider on Policy Provisions

Monthly Deductions. While a Segment is in effect, monthly deductions (including any proportionate surrender charge associated with a requested face amount reduction effective at the beginning of a policy month) will not be allocated as specified in the “Allocations” provision of the policy. Instead, the monthly deductions will be made as follows:

The monthly deduction allocation percentages will be changed so that 100% of each deduction will be taken from the unloaned portion of our GIA while any Segment is in effect. In the event that your value in the unloaned portion of our GIA is insufficient to fully cover monthly deductions while a Segment remains in effect during a Segment Term, then the deductions will be made as specified below.

(a)	We will take as much of the remaining portion of the monthly deductions as possible pro-rata from any value in the VIO Holding Account and your values in the other investment funds of our SA under the base policy.

(b)	If your values in the unloaned portion of our GIA and the investment funds of our SA under the base policy including the VIO Holding Account are insufficient to cover the total monthly deductions, the remaining amount of the deductions will then be allocated to any Segments then in effect on a pro-rata basis, based on the current Segment Values of such Segments. Such deduction of the amount allocated to any Segment will cause a corresponding Segment Market Value Adjustment to the Segment Account.

These modifications to the deduction allocation rules specified in the “Allocations” provision of the policy will only apply while at least one Segment is in effect.

Charge Reserve Amount. We will require that a minimum amount of your Policy Account, called the Charge Reserve Amount, be available in the unloaned portion of our GIA on the Segment Start Date. The Charge Reserve Amount will be determined as an amount projected to be sufficient to cover all monthly deductions for the policy during the Segment Term, assuming at the time such calculation is made that no interest or investment performance is credited to or charged against your Policy Account and that no policy changes or additional premium payments are made. The Charge Reserve Amount will be determined on each applicable Segment Start Date, and any necessary transfers to supplement the amount in the unloaned portion of our GIA in order to meet this requirement will take effect on that date. There will be no charge for this transfer. Any such transfer from your values in the investment funds in our SA under the base policy including any value in the VIO Holding Account to meet this requirement will be made in accordance with your direction. If we do not receive such direction, or if we cannot transfer such amount on the basis of your request, we will make such transfer pro-rata from any value in the VIO Holding Account and your values in the other investment funds of our SA under the base policy. If your values in the investment funds of our SA under the base policy including the VIO Holding Account, and the unloaned portion of our GIA are insufficient to cover the Charge Reserve Amount on the Segment Start Date, any amount in the VIO Holding Account will not be transferred into a new Segment.

The Charge Reserve Amount will be reduced by each subsequent monthly deduction during the Segment Term, although it will never be less than zero. The Charge Reserve Amount is a reference value only, which is utilized as described in this rider. It is not used to determine actual monthly deductions, policy account values, or cash surrender values during a Segment Term.

ICC15-R15-200	PAGE 6

The Charge Reserve Amount may not be sufficient to cover actual monthly deductions during a Segment Term. Actual monthly deductions may vary during a Segment Term due to requested policy changes, additional premium payments, the investment performance of the funds in our SA under the base policy, policy loans, partial Net Cash Surrender Value withdrawals, and any changes we might make to current policy charges.

Policy Loans. When this rider is in effect, you may tell us how much of a requested loan is to be allocated to your value in our VIO, your unloaned value in our GIA, and your value in each investment fund of our SA under the base policy. Unless otherwise specified in this rider, the loan provisions of the policy will apply.

Any portion of a requested policy loan allocated to the VIO based on your instructions will be deducted from any value in the VIO Holding Account and the individual Segments on a pro-rata basis, based on any value in the VIO Holding Account and the current Segment Value of each Segment.

If you do not tell us how a requested loan is to be allocated to your values in the policy, or if we cannot make the loan from your values in our VIO, the unloaned portion of our GIA, excluding any remaining Charge Reserve Amount, and the investment funds of our SA under the base policy based on your directions, and a VIO Segment is in effect, the loan will be allocated as follows:

(a)	We will first deduct as much of the loan as possible pro-rata from any value in the VIO Holding Account, your values in the other investment funds of our SA under the base policy, and the unloaned portion of our GIA, excluding any remaining Charge Reserve Amount.

(b)	If your values in the investment funds of our SA under the base policy including the VIO Holding Account, and the unloaned portion of our GIA excluding any remaining Charge Reserve Amount, are insufficient to cover the entire loan, we will then deduct as much of the remaining amount of the loan as possible from the individual Segments then in effect on a pro-rata basis, based on the current Segment Values of the Segments.

(c)	If your values in the investment funds of our SA under the base policy including the VIO Holding Account, the unloaned portion of our GIA excluding any remaining Charge Reserve Amount, and the Segment Values are still insufficient to cover the entire loan, the remaining amount of the loan will be allocated to the unloaned portion of our GIA, including any Charge Reserve Amount.

Loan interest is due on each policy anniversary. If the interest is not paid when due, it will be added to your outstanding loan and allocated on the basis of the deduction allocation rules described in the “Monthly Deductions” provision of this rider.

Any portion of a loan or unpaid loan interest allocated to an individual Segment will cause a corresponding Segment Market Value Adjustment of the Segment Account.

The amount of any loan that we deduct from a VIO Segment will be transferred to the loaned portion of our GIA; the maximum difference between the interest rate we credit to such loaned portion of our GIA and the loan interest rate we charge is shown in the “Policy Information” section of the policy.

On each policy anniversary, and at any time you repay all of the policy loan, we will allocate the interest that has been credited to the loaned portion of our GIA to the investment funds of our Separate Account under the base policy including the VIO Holding Account, and the unloaned portion of our GIA in accordance with your premium allocation percentages.

ICC15-R15-200	PAGE 7

Loan Repayments. Unless otherwise specified in this rider, the loan repayment provisions of the policy will apply. All loan repayments will first reduce any portion of your outstanding loan, including any unpaid loan interest, which was deducted from any VIO Segment. Loan repayments will first be allocated to our GIA until you have repaid any loaned amounts that were allocated to our GIA. Any portion of an additional loan repayment allocated to our VIO at your request or on the basis of the premium allocation percentages then in effect will be transferred from your value in the loaned portion of our GIA to the VIO Holding Account.

Policy Distributions—Applicable Tax Law. As stated in the policy, we reserve the right to make distributions, which, in our opinion, we deem necessary to continue to qualify the policy as life insurance under applicable tax law. If on any Segment Start Date we determine that a distribution will become necessary to maintain the policy’s qualification as life insurance during a Segment Term, a new Segment will not be established. If a distribution subsequently becomes necessary while a Segment is in effect, we will make such distribution as follows:

(a)	We will first deduct as much of the distribution as possible pro-rata from any value in the VIO Holding Account, your values in the other investment funds of our SA under the base policy, and the unloaned portion of our GIA, excluding any remaining Charge Reserve Amount.

(b)	If your values in the investment funds of our SA under the base policy including the VIO Holding Account, and the unloaned portion of our GIA excluding any remaining Charge Reserve Amount, are insufficient to cover the entire distribution, we will then deduct as much of the remaining amount of the distribution as possible from the individual Segments then in effect on a pro-rata basis, based on the current Segment Values of the Segments. Such deductions will cause a corresponding Segment Market Value Adjustment of each Segment Account.

(c)	If your values in the investment funds of our SA under the base policy including the VIO Holding Account, the unloaned portion of our GIA excluding any remaining Charge Reserve Amount, and the Segment Values are still insufficient to cover the entire distribution, the remaining amount of the distribution will be allocated to the unloaned portion of our GIA, including any remaining Charge Reserve Amount.

Transfers. Unless otherwise specified in this rider, we will transfer amounts to and from your values in our unloaned GIA, the VIO Holding Account, and any other investment fund of our SA under the base policy in accordance with your direction and the rules specified in the “Transfer” provision of the policy.

At your written request to our Administrative Office, we will transfer amounts from your value in any investment fund of our SA under the base policy including the VIO Holding Account to one or more other investment options available under the policy. Any such transfer will take effect on the business day we receive your written request at our Administrative Office.

Once during each policy year you may ask us, by written request to our Administrative Office, to transfer an amount you specify from your unloaned value in our GIA, excluding any remaining Charge Reserve Amount if any Segment is in effect on the transfer effective date, to any investment funds of our SA under the base policy including the VIO Holding Account. We must receive your request within a period beginning 30 days prior to the policy anniversary and ending 60 days after the policy anniversary. A transfer request that is received up to 30 days prior to the policy anniversary will be effective on the anniversary. A transfer request received on or within 60 days after the policy anniversary will be effective on the date the request is received at our Administrative Office. The maximum amount that you may transfer in any policy year is the greatest of (a) $500, (b) 25% of the unloaned value in the GIA on the transfer effective date and (c) the amount transferred from the unloaned value in our GIA in the immediately preceding policy year, if any. In no event will we transfer more than your unloaned value in our GIA, excluding any remaining Charge Reserve Amount.

A requested transfer out of an existing Segment in our VIO will not be permitted prior to the Segment Maturity Date.

ICC15-R15-200	PAGE 8

Partial Net Cash Surrender Value Withdrawal. A requested partial Net Cash Surrender Value withdrawal from a Segment in our VIO will not be permitted prior to the Segment Maturity Date. In accordance with the rules specified in the “Partial Net Cash Surrender Value Withdrawal” provision of the policy, you may make a partial Net Cash Surrender Value withdrawal from your values in (a) the unloaned portion of our GIA, excluding any remaining Charge Reserve Amount if a Segment is in effect; and (b) any investment fund of our SA under the base policy including the VIO Holding Account. However, if a Segment is in effect, the amount which would otherwise be available to you for a partial withdrawal will be reduced by the amount, if any, by which the sum of your Segment Values and any remaining Charge Reserve Amount exceeds the policy surrender charge. You may tell us how much of each partial withdrawal is to come from your values in each of the investment funds of our SA under the base policy including the VIO Holding Account, and the unloaned value in our GIA excluding any remaining Charge Reserve Amount. If you do not tell us, or if we cannot make the partial withdrawal on the basis of your directions, we will make the partial withdrawal on a pro-rata basis from any value in the VIO Holding Account, your values in each of the other investment funds of our SA under the base policy, and the unloaned value in our GIA, excluding any remaining Charge Reserve Amount.

Face Amount Increases. If you request a face amount increase during a Segment Term, the rules for such increase as specified in the “Changing the Face Amount of the Base Policy or Changing the Death Benefit Option” provision of the policy will apply. However, when a face amount increase is requested during a Segment Term, we will recalculate the Charge Reserve Amount and require that such amount be available in the unloaned portion of our GIA on the effective date of the increase. For such increase, the Charge Reserve Amount will be determined as an amount projected to be sufficient to cover all monthly deductions for the policy during the longest remaining Segment Term on the effective date of the increase, assuming at the time such calculation is made that no interest or investment performance is credited to or charged against your Policy Account and that no further policy changes or additional premium payments are made. Any necessary transfers to supplement the amount in the unloaned portion of our GIA in order to meet the requirement of such Charge Reserve Amount will take effect on the effective date of the face amount increase. There will be no charge for this transfer. Any such transfer from your value in the investment funds of our SA under the base policy including any value in the VIO Holding Account to meet this requirement will be made in accordance with your direction. If you do not tell us, or if we cannot make such transfer on the basis of your directions, we will make such transfer pro-rata from any value in the VIO Holding Account and your values in the other investment funds of our SA under the base policy. If your values in the investment funds of our SA under the base policy including the VIO Holding Account, and the unloaned portion of our GIA are insufficient to cover the Charge Reserve Amount, we will decline your request to increase the face amount.

How, When and What We May Defer. We may not be able to obtain the value of the assets in the VIO Holding Account or Segment Accounts if (1) the New York Stock Exchange is closed for trading; (2) the Securities and Exchange Commission has determined that a state of emergency exists that may make determination and payment impractical; or (3) the Index Value is not published. During such times, we may defer:

1.	Determination and payment of Net Cash Surrender Value withdrawals (except when used to pay premiums to us);

2.	Determination and payment of any death benefit in excess of the face amount;

3.	Payment of loans (except when used to pay premiums to us);

4.	Determination of the unit values of the investment funds of our SA under the base policy; and

5.	Any requested transfer.

ICC15-R15-200	PAGE 9

General Provisions

Our Separate Account Under This Rider. Amounts allocated to our VIO are held in our Separate Account for the Variable Indexed Option Rider shown in the “Table of Additional Benefit Riders” in the policy. We have established this Separate Account and maintain it in accordance with the laws of New York. Income, realized and unrealized gains and losses from the assets of this Separate Account are credited to or charged against it without regard to our other income, gains or losses. Assets are placed in this Separate Account to support the policy and other life insurance policies. The assets of this Separate Account are our property. We may transfer assets of this Separate Account in excess of reserves and other liabilities with respect to such account to another separate account or to our General Account.

We have the right, subject to compliance with applicable law, to: (a) add new separate accounts to be used for the same purpose as this Separate Account; (b) to divide this Separate Account into two or more separate accounts to be used for the same purpose; and (c) to combine this Separate Account with any other separate account that is used for the same purpose.

We have the right to invest the assets of this Separate Account in any legal investments. We will rely upon our own or outside counsel for advice in this regard.

Other Additional Benefit Riders or Endorsements. If other additional benefit riders or endorsements are attached to your policy, refer to the “Policy Information” section of your policy for any applicable information regarding the effect of this rider on such additional benefit riders or endorsements, or the effect of such additional benefit riders or endorsements on this rider.

When This Rider Will Terminate. This rider will terminate on the earliest of the following dates:

1)	on the date of the insured person’s death;

2)	on the date the policy ends without value at the end of a Grace Period, is given up for its Net Cash Surrender Value, or otherwise terminates;

3)	on the effective date of the election of any Paid Up Death Benefit Guarantee; and

4)	on the date the policy goes on Loan Extension.

Our Annual Report to You. In this provision of the policy, the reference to “the value you have in our GIA and in each investment fund of any SA available under this policy” is deemed to mean “the value you have in our VIO, in our GIA, and in any investment fund of our SA.”

General. This rider is part of the policy. Its benefit is subject to all the terms of this rider and the policy. All provisions of the policy will continue to apply except as specifically modified by this rider.

AXA EQUITABLE LIFE INSURANCE COMPANY

Mark Pearson,	Karen Field Hazin, Vice President,
Chairman of the Board and Chief Executive Officer	Secretary and Associate General Counsel

ICC15-R15-200	PAGE 10